Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.Brunswick.com

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK ANNOUNCES PLAN TO EXIT HATTERAS AND CABO BRANDS

LAKE FOREST, Ill. Jan. 3, 2013 --- Brunswick Corporation (NYSE: BC) announced today that its board of directors has authorized the Company to seek a buyer for its Hatteras and CABO brands of motoryachts and sportfishing convertibles.

“This action reflects our decision to exit the sportfishing convertible category and to concentrate our resources in the yacht segment on our remaining brands, Sea Ray and Meridian Yachts. When completed, this action will also contribute to our goal of a break-even or better Boat Segment in 2013, even if the larger sterndrive/inboard fiberglass markets do not improve,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.

“The current plan assumes that the eventual purchaser will retain both the physical plant and the talented workforce of Hatteras/CABO. During the sale process, which we seek to complete in an expeditious manner, Hatteras and CABO will maintain ongoing operations, and we will keep our employees and dealer network informed of our progress.”

As a result of this decision, the Company expects to record charges in the range of $70 million to $80 million, a majority of which will be recorded in the fourth quarter of 2012.

Brunswick purchased Hatteras Yachts in 2001 and CABO in 2006. Both are based in New Bern, N.C.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick's business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. Economic, competitive, governmental and other factors that may affect Brunswick's operations are discussed in the “Risk Factors” section of the Company's Annual Report on Form 10-K for 2011 and are incorporated by reference. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.